Exhibit 10.5

TRANSLATION

SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT EXECUTED ON AUGUST 25, 1999, BY AND BETWEEN, NACIONAL FINANCIERA, S.N.C. TRUST DEPARTMENT (“NAFIN”), IN ITS CAPACITY AS SHAREHOLDER OF GRUPO AEROPORTUARIO DEL PACIFICO, S.A. DE C.V. UNDER TRUST NUMBER 5118-4, REPRESENTED BY MR. ANTONIO CARDENAS ARROYO, AEROPUERTOS MEXICANOS DEL PACIFICO, S.A. DE C.V. (THE “STRATEGIC PARTNER”), REPRESENTED BY MR. JAIME DE LA ROSA MONTES, AND BANCO NACIONAL DE COMERCIO EXTERIOR, S.N.C., TRUST  DEPARTMENT (THE “TRUSTEE”), HEREIN REPRESENTED BY ITS TRUST DELEGATE MR. CARLOS FLORES SALINAS, AS TRUSTEE OF THE TRUST AGREEMENT (THE “TRUST AGREEMENT”) EXECUTED ON AUGUST 25, 1999 WITH THE STRATEGIC PARTNER, AND THE HOLDING COMPANY AS BENEFICIARY IN SECOND PLACE, WITH THE APPEARANCE OF THE FEDERAL GOVERNMENT OF THE UNITED MEXICAN STATES (THE “FEDERAL GOVERNMENT”), THROUGH THE MINISTRY OF COMMUNICATIONS AND TRANSPORTATION (THE “SCT”), REPRESENTED BY MR. AARON DYCHTER POLTOLAREK, AND GRUPO AEROPORTUARIO DEL PACIFICO, S.A. DE C.V. (THE “HOLDING COMPANY”), REPRESENTED BY MR. JORGE LANZ DE LA ISLA, PURSUANT TO THE FOLLOWING DEFINITIONS, RECITALS AND CLAUSES.

DEFINITIONS

The terms defined in the Participation Agreement executed on this date by and between the Federal Government, the companies constituting the Airport Group, the Strategic Partner and the Partners of the Strategic Partner, among other parties, shall have the same meanings in this Agreement, except as otherwise defined herein. Likewise, the terms defined below shall have the following meaning ascribed to them:

Shares in Trust	the Share Package that the Strategic Partner contributed to the Trust estate.

Shareholders of the Holding Company	Nafin, in its capacity as trustee, and the Trustee, the latter acting in such capacity by instructions and to the benefit of the Strategic Partner.

Event of Default	has the meaning set forth in Section 8.1 of this Agreement.

Acquisitions and Agreements Committee

the Acquisitions and Agreements Committee of the Holding Company as contemplated under the By-laws of the Holding Company and which shall have, among other responsibilities, the obligation to authorize any transaction of acquisition of assets or services, contracting of works, or sale of assets by the Airport Group.

Auditing Committee

the auditing committee of the Holding Company as contemplated under the By-laws of the Holding Company and which shall have, among other responsibilities, the obligation of monitoring compliance by the board of directors and the officers of the Airport Group of the provisions of the By-laws of the Holding Company and other applicable legal provisions.

Participation Agreement

the Participation Agreement and the exhibits thereto by virtue of which the rights and obligations of both the Strategic Partner and the Federal Government, Nafin, the Trustee, ASA and the Holding Company, for the transfer of the Share Package and the proper operation of the Assigned Airports, have been set forth.

Controversy	has the meaning set forth in Section 10.1 of this Agreement.

Agreement	this Shareholders Agreement.

Business Day	any day in which the banks of Mexico City, Federal District, are not authorized to close under applicable legislation.

Beneficiary Rights	the rights of the Strategic Partner on the Shares in Trust under the Trust Agreement.

By-laws of the Holding Company

the by-laws of the Holding Company in force as of the date of this Agreement included in public deed number 52,853, issued on August 20, 1999, by Mr. Luis de Angoitia Becerra, Notary Public number 109 for the Federal District, pending registration in the Public Registry of Commerce for the Federal District and attached to this Agreement as Exhibit “1”.

ICC	has the meaning set forth in Section 10.1 hereof.

Guidelines of the Master Development Program

are the guidelines which were submitted by the Strategic Partner with its technical offer, to which the preparation of the Master Development Program by the Concession Companies, with the participation of the Strategic Partner, shall be subject, and are attached to this Agreement as Exhibit “2”.

Principal Line of Business

(i) with respect to the Holding Company, the holding of direct or indirect share control of the Service Company and of the Concession Companies, as well as the exercise of all corporate and proprietary rights and the compliance with the obligations arising from the Shares, (ii) with respect to the Service Company, the rendering of administrative services in favor of the Concession Companies; and (iii) with respect to the Concession Companies, the business consisting of the administration, operation, construction and exploitation of civil aerodromes, including the Assigned Airports corresponding to each of them, as well as the rendering of airport, complementary and commercial services, as defined in the Airport Law and the Regulations thereof, as well as any other services related to the foregoing, necessary for the exploitation of such airports. The meaning of the term “Principal Line of Business” may be extended to include any other activity in this definition, provided that such extension and inclusion shall be determined by a shareholder’s meeting of the companies that constitute the Airport Group, as the case may be. Whenever the term “Principal Line of Business” is used in this Agreement, it shall be understood that the same includes any other activity, which, by determination of the shareholder’s meeting of any of the companies constituting the Airport Group, must be included within the scope of such line.

Series “BB” Members	the three (3) members of the Board of Directors of the Holding Company that shall be appointed by the Series “BB” shareholders pursuant to Section 2.2.1 hereof, as well as their respective alternates.

Public Offer	has the meaning set forth in Section 1.1 below.

Administrative Chart	The administrative chart submitted by the Strategic Partner with its technical offer that is attached as Exhibit “3” hereto.

Business Plan

The business plan submitted by the Strategic Partner with its technical offer which concerns the operation of the Assigned Airports, in order to comply with the Master Development Program, and which includes: (i) a business plan with sufficient detail of the marketing plans, financial arrangements, investments and capital expenses and activities for the applicable Assigned Airport for such year; (ii) a budget with sufficient detail of the estimate income of the corresponding Assigned Airport and the expenses and schedule of investments to be incurred in the implementation of the Master Development Program; and (iii) a financial administration plan including any debt financing agreements. The Business Plan is attached as Exhibit “4” hereto.

Master Development Program

the master development program of the Assigned Airports referred to in article 38 of the Airport Law including, for the first 5 (five) years of operation, the growth and development expectations of the Assigned Airports; the projections considered for demand, passengers, cargo and operations; the Investment Program; the descriptive plan of the Assigned Airports specifying uses and modes of operation by stages and access areas; the human resources training program; the possible sources of financing; the measures for the preservation of the environment, as well as the commercial and marketing strategy to promote the development of each of the Assigned Airports.

Investment Program

the indicated investment program concerning the construction, conservation and maintenance of the Assigned Airports, which shall be a part of the Master Development Program and of the Business Plan, that each Concession Company must prepare in terms of Article 39 of the Airport Law, and which shall include specific safety and environmental protection measures.

Arbitration Rules	has the meaning set forth in Section 10.1 hereof.

Arbitration Request	has the meaning set forth in Section 10.1 of this Agreement.

Transfer

to assign, sell, transfer or dispose of (including, without limitation, by virtue of a trust or option, gift, judicial order or decree, extrajudicial agreements, exchange or otherwise), regardless of whether it is in an absolute or conditional manner. The terms “Transferor”, “Acquirer” and “Transfer” have meanings related to this definition. A Transfer shall include the delivery of a pledge or guarantee with respect to the Share Package or the Additional Shares of the Holding Company or any property related thereto in a good faith loan transaction between Non-Related Persons.

RECITALS

I.                                         The Federal Government states through the SCT that:

I.1                                   On April 7, 1995, by Presidential resolution published in the Official Gazette of the Federation, the Interministerial Divestiture Commission was created.

I.2                                   By several resolutions of the Interministerial Divestiture Commission passed at its meetings held on August 20 and 25, 1997, October 1st of the same year, and February 17, 1999, it was agreed to initiate the process of opening to investment in the Mexican airport system.

I.3                                   By resolution published in the Official Gazette of the Federation on February 2, 1996, the Committee for the Restructuring of the Mexican Airport System was created, which purpose is to define the strategy to be followed in general and specific aspects in the different stages of the restructuring process to be carried out by THE SCT, in the terms of the Airports Law and other applicable provisions, as well as to make recommendations and proposals.

I.4                                   On February 9, 1998, the General Guidelines for the Opening to Investment in the Mexican Airport System were published in the Official Gazette of the Federation.

I.5                                   On May 28, 1998, the Holding Company, the Service Company and the Concession Companies were incorporated.

I.6                                   On June 29, 1998, the SCT granted to each of the Concession Companies the Concessions for the operation of the Assigned Airports, respectively.

I.7                                   On February 25, 1999, the Public Call was published in the Official Gazette of the Federation.

I.8                                   On August 4, 1999, the act of opening the economic bids tendered by the participants in the Bidding Process was carried out and the bid of the Strategic Partner was successful.

I.9                                   Pursuant to the provisions of the Public Call, the Strategic Partner and the Partners of the Strategic Partner executed a Participation Agreement with the Federal Government, Nafin, the Trustee, ASA, and the Airport Group, in which certain rights and obligations concerning the participation of the Strategic Partner in the administration of the Assigned Airports were set forth, including the obligation to execute this Agreement for the purposes set forth herein.

I.10                             On this date it transferred (i) to Nafin, in its capacity as trustee, Shares of the Holding Company representing 85% (eighty-five percent) of its capital stock, including the share which was owned by ASA; and (ii) it bound itself to transfer to the Strategic Partner, prior to payment of the price, the Shares of the Holding Company representing 15% (fifteen percent) of its capital stock.

I.11                             Its representative has sufficient authority to execute this Agreement pursuant to Article 6, paragraph IX, of the Internal Regulations of THE SCT.

II.                                     Nafin states through its representative that:

II.1                               It is a national credit institution, development banking institution, incorporated under the Law of Credit Institutions and its own Organic Law, that it has legal capacity and an estate of its own and that upon the terms of such Organic Law, it is authorized to execute this Agreement for the purposes set forth herein.

II.2                               On August 24, 1999, it executed as trustor and as trustee an irrevocable trust agreement in order to promote investment in the airport industry and promote the securities market for shares issued by Mexican companies through the public offer of such Shares that it may acquire, including the execution hereof and of the Participation Agreement.

II.3                               On this date it acquired from the Federal Government, in its capacity as trustee under trust number 5118-4, the Shares of the Holding Company representing 85% (eighty-five percent) of its capital stock, which includes the share which was owned by ASA.

II.4                               Its representative is duly authorized to execute this Agreement on its behalf, in terms of public deed No. 68,440, issued on May 29, 1997, by Mr. Cecilio González Márquez, Notary Public number 151 for the Federal District, and recorded with the Public Registry of Commerce for the Federal District, under mercantile number 1275.

III.                                 The Strategic Partner states through its representative that:

III.1                           It is a mercantile company, duly incorporated under Mexican law, pursuant to public deed number 75,620, issued on August 18, 1999, by Mr. Francisco Talavera Autrique, Notary Public number 221 for the Federal District and in the process of being recorded with the Public Registry of Commerce for the Federal District.

III.2                           Its shareholders obtained their authorization as participants in the Bidding Process by means of official document number GTA99-097.4, GTA99-A097.8 and GTA99-A097.9, dated June 4, June 24 and July 15, respectively, issued by the Technical Secretary of the Committee for the Restructuring of the Mexican Airport System.

III.3                           On this date it executed the Participation Agreement, as well as the rest of the Transaction Documents, and that its intention is to execute this Agreement in order to comply with the provisions of the Participation Agreement.

III.4                           In the terms of the Trust Agreement and of the Participation Agreement, the Strategic Partner maintains the exercise of the voting rights with respect to the Shares of the Share Package representing 10% (ten percent) of the capital stock of the Holding Company. Therefore, and given that it has capacity as beneficiary of the Trust and it holds the Beneficiary Rights, it participates in the execution of this Agreement.

III.5                           Its representative has powers and authority sufficient to execute this Agreement on its behalf, as evidenced in the public deed referred to in paragraph III.1 above.

IV.                                 The Holding Company states, through its representative, that:

IV.1                           It is a mercantile company incorporated under Mexican law pursuant to public deed number 44,340, dated May 28, 1998, issued by Mr. Emiliano Zubiría Maqueo, Notary Public number 25 for the Federal District, and recorded with the Public Registry of Commerce for the Federal District on June 25, 1998, under mercantile number 238578.

IV.2                           It holds 100% (less one share owned by the Federal Government) of the shares representing the capital stock of each of the Concession Companies and of the Service Company, which are free from any lien or limitation of ownership.

IV.3                           As from the date of delivery of this Agreement, the Airport Group shall inform the Strategic Partner of any disbursement of more than $50,000.00 U.S. Dollars (Fifty Thousand Dollars 00/100, lawful currency of the United States of America) or the assumption of any obligation with a term of compliance of more than 6 (six) months.

IV. 4                        Its legal representative has sufficient authority to execute this Agreement pursuant to public deed number 52,560, dated May 26, 1999, issued by Mr. Luis de Angoitia Becerra, Notary Public No. 109 for the Federal District, in the process of being recorded with the Public Registry of Commerce for the Federal District.

V.                                     The Trustee states through its representative that:

V.1                               It is a national credit institution, development banking institution, incorporated under the Law of Credit Institutions and under its own Organic Law, that it has legal capacity and an estate of its own, and that in terms of such Organic Law it is authorized to carry out trust transactions such as those contemplated under this Agreement.

V.2                               On this date it has executed the Participation Agreement and the Trust Agreement for the purposes set forth therein, and therefore, in its capacity as trustee of the Trust, it holds in trust ownership, for the benefit of the Strategic Partner, the Shares in Trust representing 15% (fifteen percent) of the capital stock of the Holding Company, and therefore, it participates in the execution of this Agreement.

V.3                               Its representative is duly authorized to execute this Agreement on its behalf, as evidenced in public deed number 32,541, issued on January 14, 1997, by Mr. Maximino García Cueto, Notary Public number 14 for the Federal District, same which is duly registered with the Public Registry of Commerce for the Federal District.

Based on the above Recitals, the Parties agree to be bound under the following

CLAUSES

1.                                      Purpose.

1.1                                 The purpose of this Shareholders Agreement is: (i) to establish the rights and obligations of Nafin, in its capacity as trustee, and the Trustee (acting for the benefit of the Strategic Partner), in its capacity as Shareholders of the Holding Company, and (ii) jointly with the Holding Company, establish the manner in which the Airport Group shall carry out its operations as from the date of execution of this Agreement until the Public Offer of at least 51% (fifty one percent) of the capital stock of the Holding Company is held by Nafin (the “Public Offer”).

2.                                      Appointment of Directors, Statutory Inspectors, Committees and Officers.

2.1                                 First General Ordinary Shareholders Meeting of the Holding Company.  The Shareholders of the Holding Company agree to hold a general ordinary shareholders meeting no later than 5 (five) days following the date on which the second payment of the Share Package is made in terms of Section 2.5 of the Stock Purchase Agreement (the “Shareholders Meeting”) in order to pass the following resolutions, among others mentioned in this Agreement:

2.1.1                        Accept the resignations presented by the current members of the Board of Directors and by the statutory inspectors of the Holding Company and release them from any liability which they may have incurred in the performance of their duties;

2.1.2                        Appoint, in terms of the provisions of Section 2.2 below, the persons who shall constitute the Board of Directors of the Holding Company as of such date under this Agreement;

2.1.3                        Appoint the statutory inspectors of the Holding Company and, as the case may be, their respective alternates, pursuant to the By-laws of the Holding Company, and the members of the Acquisitions and Agreements Committee and of the Auditing Committee;

2.1.4                        Call a meeting of the Board of Directors to:

(i)                                     appoint the persons who shall constitute the Operating Committee in terms of the provisions of Section 2.2.2 below, as well as the Delegate of the Auditing Committee. The appointment referred to in this Section 2.1.4. may be postponed by agreement of Nafin and the Strategic Partner, but in no event for a term exceeding 30  (thirty) calendar days;

(ii)                                  approve of the Administrative Chart and instructions to the Executive Committee for the establishment thereof; and

(iii)                               appoint the persons who shall occupy the position of General Director and those who shall occupy the first two hierarchical levels of the Service Company reporting to the General Director in terms of the provisions of Section 2.4 below;

2.1.5                        Resolve the compensation issue corresponding both to the members of the Board of Directors of the Holding Company and to the members of the Board of Directors of the Service Company and the Concession Companies, as provided for in Section 2.5;

2.1.6                        Revoke any powers-of-attorney previously granted by the Company and grant any powers of attorney that may be deemed convenient; and

2.1.7                        Approve the Business Plan and delivery of instructions to the Board of Directors, the Operating Committee and the General Director for the performance thereof.

2.2                                 Management of the Airport Group.  The Holding Company shall be managed by a Board of Directors and an Operating Committee, as well as by the administrative organization referred to in Exhibit “3” hereto.

2.2.1                        Board of Directors.  Subject to the provisions contained in the By-laws of the Holding Company, the Participation Agreement and the Technical Assistance Agreement, the Board of Directors of the Holding Company shall be constituted by at least 9 (nine) and up to 11 (eleven) directors and their alternates, as determined by the Shareholders Meeting.  Any shareholder or group of shareholders holding Shares representing 10% (ten percent) of the capital stock shall be entitled to appoint a director and his respective alternate.  In addition, Series “BB” shareholders shall be entitled to appoint 3 (three) directors and their alternates (the “Series “BB” members”).  During the period between the date of execution of this Agreement and the Public Offer, the parties agree that the Board of Directors of the Holding Company shall be formed by 9 (nine) members, 3 (three) of them appointed by Series “BB” shareholders and 6 (six) by Nafin. As to the appointment of directors by Nafin, Nafin shall make such appointment as instructed by the SCT, in terms of the provisions of the trust referred to in Recital II.2 of this Agreement; in any case, two (2) such members must be appointed by mutual agreement with the Strategic Partner and must be individuals not belonging to the federal public administration. In the event that Nafin and the Strategic Partner fail to reach an agreement regarding the appointment of the said 2 (two) members, they shall be appointed by the SCT for a term of one year complying with the same requirement of independence from the federal public administration.

The Board of Directors and the Series “BB” Members shall have the authority and rights provided for in Sections 2.2.1.1 and 2.2.1.2 below:

In the appointment of the persons who must substitute the current directors of the Holding Company, those persons having recognized experience and no conflict of interest with the Airport Group shall be taken into consideration.

Once the Public Offer has been carried out and subject to the provisions contained in the By-laws of the Holding Company, as soon as the members of the Board of Directors have been appointed by the minorities and by the Series “BB” Shareholders, the shareholders meeting, at the proposal of the Committee of Nominations and Compensations, shall appoint the number of additional directors that may be necessary to maintain an odd number of members with the understanding that, in any case, it shall appoint at least one member.  The appointment of the members, not individually but as a group, shall be approved by a majority vote of the shareholders present at the respective meeting.

2.2.1.1  Authority of the Board of Directors.  The Board of Directors shall have the following authority:

(i)                         Approval of the financial statements of the Airport Group and submission thereof to the shareholders meeting of the Holding Company;

(ii)                      Approval of the five year master development program and the amendments thereto;

(iii)                   Approval of the business plan and budget of annual investments;

(iv)                  Approval of capital investments outside the annual budget approved for each fiscal year;

(v)                     Approval of the sale of fixed assets, jointly or severally exceeding the amount of $2,000,000.00 U.S. Dollars (Two Million U.S. Dollars);

(vi)                  Proposals to the shareholders for the purpose of increasing the capital stock of the Holding Company;

(vii)               Proposals of increases to the capital stock of the subsidiaries of the Holding Company;

(viii)            Approval of any sale of shares representing the capital stock of the subsidiaries of the Holding Company;

(ix)                    Acquisition of shares representing the capital stock of companies;

(x)        Approval of and amendment to the administrative structure of the Airport Group;

(xi)       Establishment of new committees and delegation of authority thereto or modification of the authority of the existing committees;

(xii)      Removal of the General Director for duly justified causes;

(xiii)     Contracting of any debt either through direct credits or leases, exceeding $5,000,000.00 U.S Dollars (Five Million U.S. Dollars) annually or exceeding the level of indebtedness set forth in the annual business plan;

(xiv)    Submission, and approval, of the dividend policy, at the meeting of shareholders of the Holding Company;

(xv)     Appointment of the members of the Operating Committee, of the Auditing Committee and of the Acquisitions and Agreements Committee, provided that the Series “BB” Members shall be entitled to appoint 3 (three) members of the Operating Committee, and the number of members of the Auditing Committee and the Acquisitions and Agreements Committee that represent 20% (twenty percent) of the total members;

(xvi)    Exercise of the general powers of attorney of the Holding Company in compliance with its corporate purpose; and

(xvii)   In the event the Board of Directors does not approve any of the proposals of the Operating Committee under Section 2.2.2 below, it shall request to such Committee that the above mentioned proposals be submitted to the Board of Directors for their approval once any observations by the Board have been included therein.

2.2.1.2  Rights of the Series “BB”.  In accordance with the By-laws of the Holding Company, the Series “BB” shareholders have the following special rights:

2.2.1.2.1                              The appointment of 3 (three) members of the Board of Directors and their alternates;

2.2.1.2.2                              The appointment of one statutory inspector and his alternate;

2.2.1.2.3                              Veto right on the following resolutions:

(i)                                     approval of financial statements;

(ii)                                  liquidation or advance dissolution of the Holding Company;

(iii)                               amendment of the By-laws of the Holding Company;

(iv)                              increases or reductions in the capital stock of the Holding Company;

(v)                                 declaration and payment of dividends;

(vi)                              mergers, reverse mergers or share split-offs;

(vii)                           granting or modification of special rights of the Series “BB”; and

(viii)                        any decision contrary to the decisions of the Board of Directors referred to in Section 2.2.1.2.4 below.

2.2.1.2.4                              The Members of Series “BB” shall have the following rights:

(i)                                     To appoint and remove the General Director and one half of the senior officers ;

(ii)                                  To appoint 3 (three) of the members of the Operating Committee and their alternates and the number of members of the Auditing Committee and Acquisitions and Agreements Committee and their alternates that represent 20% (twenty percent) of the total members;

(iii)                               Determination on the Operating Committee as to its formation with persons not belonging to the Airport Group, members of the Board of Directors of the Holding Company or officers of the Airport Group;

(iv)                              The decisions referred to in paragraphs (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xiii) and (xiv) of Section 2.2.1.1 above shall require the favorable vote of the Series “BB” Members.

2.2.2                        Operating Committee.  The Holding Company shall have an Operating Committee which shall be formed by officers of the Service Company or persons other than them, as determined by the Series “BB” Members. The Operating Committee shall be formed by 6 (six) members and the Series “BB” Members shall appoint 3 (three) of the members of the Operating Committee and their alternates, provided that one of the regular members of such Operating Committee is appointed by the Series “BB” Members shall be the General Director, who shall act as Chairman of such Committee and shall have a deciding vote in the event of a tie. The Operating Committee shall have the following functions and authority:

1.                                       Preparation and submission of the business plan and annual investment program to the Board of Directors of the Holding Company.

2.                                       Preparation and submission of the dividends policy to the Board of Directors of the Holding Company.

3.                                       Preparation and submission of the Master Development Program and the amendments thereto to the Board of Directors of the Holding Company.

4.                                       Proposal to the Board of Directors of the Holding Company of the administrative and corporate structure of the Airport Group.

5.                                       Proposal to the Board of Directors of alliances and associations with third parties regarding the Principal Line of Business.

6.                                       Exercise of the voting right of the shares representing the capital stock of the subsidiaries of the Holding Company.

7.                                       Determination of the management system for the subsidiaries of the Holding Company, including the designation of the Airport Administrator of each of the Assigned Airports.

8.                                       Approval of Investments within the Principal Line of Business, outside the annual budget and below $2,000,000.00 U.S. Dollars (two million dollars, lawful currency of the United States of America), in the understanding that the respective acquisitions must be subject to the procedures established in the By-laws of the Holding Company.

9.                                       Determination of the labor policies and proposals to the Board of Directors as to personnel other than the first level of management reporting to the General Director.

2.3                                 Determination of the members of the Committees.  In the terms of the provisions of the By-laws of the Holding Company, the Shareholders Meeting shall determine the number of persons who shall constitute the Nominations and Compensations, Auditing and Acquisitions and Agreements Committees, same who shall be appointed by the Board of Directors in the terms of Section 3.1.4 below. The Nominations and Compensations Committee shall begin operations once the Public Offer is carried out.

2.4                                 Appointment of Officers.  Subject to the provisions of the By-laws of the Holding Company, the Participation Agreement and the Technical Assistance Agreement, the Airport Group shall have the organizational structure indicated in Exhibit “3” hereto. Both the General Director and the area directors shall be employees of the Service Company and shall be elected pursuant to the following:

2.4.1                        Proposals of the Strategic Partner.  As provided for in the Public Call, the Strategic Partner submitted the Administrative Chart as part of its technical offer for the acquisition of the Share Participation. The Strategic Partner, through the vote of the Series “BB” Members, shall appoint the General Director and the officers that shall hold one half of the positions of the senior administration level of the Airport Group in accordance with the Administrative Chart. Therefore, it shall appoint the persons that shall hold the following positions:

(i)                                     General Director;

(ii)                                  Director of Administration and Finance;

(iii)                               Commercial Director; and

(iv)                              Technical-Operations Director.

2.5                                 Compensations to Directors.  Pursuant to the provisions of the By-laws of the Holding Company, once the Public Offer has been carried out, the Committee of Nominations and Compensations shall propose to the Shareholders Meeting the compensations corresponding to the directors appointed by the Shareholders of the Holding Company according to the terms of Section 2.2.1 above.

2.6                                 Exercise of the Voting Right at the Shareholders Meeting.  In order to comply with the provisions of this Section 2., the Shareholders of the Holding Company shall exercise the voting right corresponding to them according to the terms of the By-laws of the Holding Company, in the understanding that the Trustee shall exercise the voting right on the Share Package and the Optional Shares, as set forth in the Trust Agreement. The Trustee shall grant any proxies that may be required in terms of the provisions of the Trust Agreement.

3.                                      Meetings of the Board of Directors.

3.1                                 Meeting of the Board of Directors.  The Shareholders of the Holding Company agree to make their best efforts to cause the directors appointed in terms of Section 2.2.1 above to hold a Meeting of the Board, no later than 15 (fifteen) calendar days following their appointment (the “Meeting of the Board”), in order to pass resolutions on the following matters:

3.1.1                        Compensations to the Officers.  According to the terms of the provisions of the By-laws of the Holding Company, the Board of Directors must resolve on the compensations corresponding to the officers appointed by the Shareholders of the Holding Company pursuant to Section 2.5 above, after the proposal made to that effect by the Operating Committee. In the event that the proposal made by the Operating Committee is rejected by the Board of Directors, the same shall be submitted to the Shareholders Meeting where Nafin shall vote in favor thereof.

3.1.2                        Adoption of the Business Plan.  The Board of Directors shall adopt the Business Plan and in the event that the proposal made by the Operating Committee is rejected by the Board of Directors, such proposal shall be submitted to the shareholders meeting of the Holding Company where Nafin shall vote in favor thereof.

3.1.3                        Instruction to the Operating Committee and officers of the Airport Group.  In order to initiate the preparation of the Master Development Program as set forth in each Concession title and in the Guidelines of the Master Development Program established in Exhibit “2” to this Agreement, the following shall be carried out:  Once the Master Development Program has been prepared, it shall be submitted to the Board of Directors for approval. In the event that the proposal made by the Operating Committee is rejected by the Board of Directors, such proposal shall be submitted to the shareholders meeting of the Holding Company where Nafin shall vote in favor thereof, unless the Master Development Program fails to comply with the Guidelines of the Master Development Program.

3.1.4                        Appointment, according to the terms of the provisions of the By-laws of the Holding Company, of the persons who shall constitute the Operating, Auditing, and Acquisitions and Agreements Committees.

4.                                      Business Plan.

4.1                                 Approval of the Business Plan.  The Shareholders of the Holding Company agree that in addition to the matters mentioned in Section 3.1, the Board Meeting shall review and approve the Business Plan and the Master Development Program. Likewise, the Shareholders of the Holding Company shall instruct the Board of Directors appointed in terms of Section~~s~~ 2.2.1 above, the Operating Committee and the General Director, to carry out any acts as may be required, without any further resolution of the Shareholders of the Holding Company, so that both the Business Plan and the Master Development Program are complied with in every respect.

4.2                                 Level of Indebtedness.  The parties agree that the Airport Group shall have a level of indebtedness not to exceed a ratio of 50/50 of total debt/total net worth;

5.                                      Obligations of Nafin (in its capacity as trustee).  During the period from the date of execution of this Agreement to the date of the Public Offer of at least  51% (fifty-one percent) of the capital stock of the Holding Company, Nafin agrees that pursuant to instructions received from THE SCT (in terms of the provisions of the trust agreement mentioned in recital II.2 of this Agreement), it shall vote in the same manner in which the Series “BB” shares are voted with respect to the following matters and in accordance with the rules hereinafter established:

5.1                                 Approval of the Business Plan and delivered business plans and annual budget, provided it complies with and is adjusted to the Master Development Program in force.

5.2                                 Approval of the dividends policy, provided (i) the level of indebtedness established in Section 4.2 above has not been exceeded and (ii) the above mentioned debt is used only to fund new investments pursuant to the Concessions and the requirement of up to two months of working capital pursuant to the approved budget.

5.3                                 Approval of the Five Year Master Development Program of each Concession Company and amendments thereto.

5.4                                 Approval of the Administrative Chart of the Holding Company reported to the General Director and amendments thereto.

6.                                      Public Offer of Shares.

6.1                                 Public Offer of Shares.  Within a maximum term of 4 (four) years from the date of the Participation Agreement, Nafin shall carry out in the domestic and foreign securities markets, one or more public offers or any other type of placement among the public under the applicable legislation in each jurisdiction, that jointly represent at least 36% (thirty-six percent) of the Shares of the Holding Company which are owned by it on such date, only if the market conditions are adequate to carry out such sale.

In any case, the Strategic Partner must support Nafin in anything that be requested by the latter in order to carry out the public offer of the Shares of the Holding Company in terms of the Participation Agreement.

6.2                                 Purchase Option.  In the event that Nafin fails to carry out the public offer of at least 36% (thirty-six percent) of the Shares representing the capital stock of the Holding Company, Nafin promises to sell in favor of the Strategic Partner a number of shares equal to 36% (thirty six per cent) of the capital stock of the Holding Company (the “Additional Shares”), outstanding at that time (without considering the Portion of Shares pending exercise under the Option Agreement) in the terms and conditions set forth below:

6.2.1.                     The sale price of the Additional Shares shall be equal to $0.1094186106173 U.S. Dollars (0. 1094186106173 U.S. Dollars) plus interest equal to 5% (five percent) per year. The price of the Additional Shares shall be reduced, as the case may be, by an amount equal to the amount of dividends paid in cash or in shares by the Holding Company to Nafin as from the date of execution of this Agreement.

6.2.2                        The Strategic Partner shall have a term of 12 (twelve) months from the fourth anniversary of the execution of this Agreement , in the event that the public offer of shares referred to in Section 6.1. above is not carried out, in order to notify Nafin in writing (the “Purchase Notice”) of its wish to exercise the purchase right set forth in Section 6.2 above, in the understanding that such purchase right shall be terminated in the event that the Purchase Notice is not submitted within the above mentioned term.

6.2.3                        Upon receiving a Purchase Notice, Nafin and the Trustee, within a term of 30 (thirty)  business days, must (i) hold a shareholders meeting of the Holding Company with the purpose of eliminating the limits of individual participation set forth in Article Ten of the By-laws of the Holding Company, in order for the Strategic Partner to be able to acquire the Additional Shares, and (ii) obtain all the governmental authorizations required for that purpose.

6.2.4                        In the event that the Strategic Partner has submitted a Purchase Notification to Nafin, the Strategic Partner must pay the price to Nafin in dollars, currency of the United States of America, or in pesos at the exchange rate effective on the date of payment as published by Banco de México in the Official Gazette of the Federation, in immediately available funds, in the manner instructed by Nafin in writing, no later than 60 (sixty) business days after the date of receipt by Nafin of the Purchase Notice.

6.2.5                        In the event that the Strategic Partner acquires the Additional Shares, it must execute with Nafin, prior to such acquisition, an agreement by virtue of which it undertakes the following obligations:

(i)                                     In a term of 5 (five) years from the date of acquisition of the Additional Shares, it shall dispose of and place in the domestic and international securities markets, through one or several public offers or other type of placement among the public pursuant to the legal provisions applicable in each jurisdiction, the shares representing at least 36% (thirty-six percent) of the capital stock of the Holding Company, in which case Nafin shall be entitled to sell in the same public offer(s) a portion of Shares equal to those placed by the Strategic Partner.

(ii)                                  Nafin shall be entitled to sell its Shares in the securities market through a public offer at any time from the date of execution of this Agreement, and notwithstanding the fact that the Strategic Partner has acquired the Additional Shares, it shall continue to be bound under Section 6.1 above upon Nafin’s request. In the event that Nafin places its Shares in the securities markets, the Strategic Partner must sell its participation in the Additional Shares in such Public Offer, provided that the sale price per Share (considering any dilution) is equal to or greater than the exercise and acquisition price of the Additional Shares in Dollars at the exchange rate on the date of acquisition thereof, plus interest equal to 5% (five percent) per year. In the event that, under favorable market conditions, the Strategic Partner fails to comply with the obligation set forth in paragraph (i) above and this paragraph, the Strategic Partner shall contribute the Shares that it owns at that time, representing 36% (thirty-six percent) of the capital stock of the Holding Company, in an irrevocable trust where the trustee is instructed to vote such Shares in the same manner as the vote of the majority of the capital stock of the Holding Company, unless the price of the public offer is less than the acquisition price of the Additional Shares in dollars at the exchange rate on the date of acquisition thereof plus interest equal to 5% (five percent) per year.

(iii)                               In the event that the market conditions do not allow the Strategic Partner to comply with the requirements of paragraph (i) above, the agreement referred to in this Section shall be extended for an indefinite term until the market conditions allow the Strategic Partner or Nafin to comply therewith.

(iv)                              In the event that Nafin wishes to exercise the right mentioned in paragraph (i) above, the Strategic Partner must comply with the obligations contained in Section 6.1 above, determining, by common agreement, the percentage of shares that may be offered in the securities market. In any case, Nafin and the Strategic Partner shall participate in such offer with the sale of Shares in equal parts.

(v)                                 In the event that the Strategic Partner contributes its Shares corresponding to a trust in the terms of paragraph (ii) above, the Strategic Partner shall have at all times the right to instruct the trustee to sell such Shares in the securities market and to deliver the proceeds thereof.

6.2.6                        The Share Package and the Optional Shares, as the case may be, shall be kept in the Trust to guarantee only the permanence obligations provided for in Sections 2.4 and 2.4.2 of the Participation Agreement, therefore amending the trust Agreement in order for the Strategic Partner to be entitled to instruct the Trustee as to the manner in which the Share Package must be voted as a whole.

7.                                      Dividends

Pursuant to the By-laws of the Holding Company, as long as the Shares are quoted in any national or international stock exchange, the net profits of each year shall be distributed in the manner proposed by the Board of Directors to the shareholders meeting of the Holding Company, based on the proposal of the Operating Committee, it being understood that in any case Nafin must vote in favor of the proposal of the Operating Committee, abiding by what is established in Section 5.2 above.

8.                                      Default.

8.1                                 Events of Default. Any party shall immediately inform the other parties of the existence of any event of default and of any act, omission or circumstance that may provoke an event of default or any other breach of any of the clauses of this Shareholders Agreement. Any events of default defined as Events of Default under the Participation Agreement shall be deemed as an “Event of Default” under this Agreement, in which case, the defaulting party shall have the remedies set forth in the Participation Agreement for that purpose.

9.                                      Term.

9.1                                 This Agreement shall be in force as of the date when the Strategic Partner pays in its entirety the price of the Share Package to the Federal Government under the provisions of the Purchase and Sale Agreement and shall continue to be in force until its termination pursuant to the following: This Agreement shall be terminated: (i) immediately after at least 51% (fifty-one percent) of the Shares are placed among the public in a domestic or international securities market, or in both; or (ii) in the event that the Strategic Partner acquires the Additional Shares pursuant to the provisions of Section 6.2 above; or (iii) in the event that the parties agree so in writing.

10.                               Resolution of Controversies.

10.1                           Arbitration Rules.  For the construction of this Agreement and for the resolution of any controversy that may arise therefrom, the Parties expressly and irrevocably submit themselves to the arbitration proceeding regulated by the arbitration rules (the “Arbitration Rules”) of the International Chamber of Commerce, Mexican chapter (“ICC”); therefore, any controversy that may arise from, or in connection with, this Agreement, and any alleged default, termination or validity thereof (“Controversy”), must, upon request of any of the parties delivered in writing to the other parties (an “Arbitration Request”), be definitively resolved by arbitration, substantiated pursuant to the Rules of Arbitration of the ICC, except for any special rules established in this Section 9.(1) which may modify the Arbitration Rules.

10.2                           Arbitration Proceeding.  The arbitration proceeding shall be carried out, and the award shall be issued in Mexico City, Federal District, United Mexican States, in the Spanish language. The arbitration proceeding shall be conducted before three neutral arbitrators, pursuant to that which is set forth below. The Strategic Partner shall appoint one arbitrator and the Federal Government and Nafin, by common agreement, shall jointly appoint another arbitrator within 15 (fifteen) days following the date of an Arbitration Request, in the understanding that all arbitrators shall be of Mexican nationality. The two appointed arbitrators shall appoint the third arbitrator by common agreement in a term not to exceed 15 (fifteen) days following the designation of the last of the first two arbitrators. The arbitrators shall appoint from among them the arbitrator who shall act as chairman of the arbitration court, within 5 (five) days following

(1)           Translator’s Note:  The original Spanish document refers to “Section 9”; however, the correct reference is Section 10.

the date of the last of such appointments. If any appointment of the arbitrators is not made within the terms herein set forth, the ICC shall make such appointment upon request of any of the parties. The arbitrators must be able to read, write and fluently speak both the English and Spanish languages, and must be experts in the matter in question. The hearings shall be carried out no later than 20 (twenty) Business Days and the award must be issued no later than 60 (sixty) Business Days, after the date of appointment of the third arbitrator.

10.3                           Specific Performance.  In any arbitration procedure under this Agreement, the parties shall be authorized to request a competent judge to order the specific performance of any obligation under this Agreement and, in the terms of Article 1425 of the Code of Commerce, any precautionary measures that they deem convenient may be requested.

10.4                           Applicable Legislation and Enforcement of Awards.  The arbitrators shall decide the Controversy pursuant to the substantive laws of the United Mexican States. In case of requiring the forced enforcement of such award in a jurisdiction other than the United Mexican States, the arbitration agreement and any award hereunder shall be governed by the United Nations Convention of 1958 on the Recognition and Enforcement of Foreign Arbitral Awards. The written decision of the arbitrators, signed by a majority thereof, shall be definitive and mandatory for the parties. Upon receipt of such award, each party must immediately (i) adopt the action, (ii) make the changes in the conduct of its business or (iii) make the payments or repayments that the arbitration decision requires, as the case may be. The award may be reviewed and enforced in any court with competent jurisdiction.

10.5                           Allocation of Costs and Currency of the Award.  The party against whom an award is entered pursuant to this Section 10., must pay all the expenses and costs that may be accrued by reason of the arbitration proceeding in question, including any expenses and costs corresponding to the arbitrators and the ICC. Except for that set forth in the immediately preceding sentence, each of the parties must pay all the expenses and costs incurred by such party in connection with the arbitration proceeding different than those mentioned above. Any monetary award must be made in Dollars of the United States of America and may be paid in such currency or in lawful currency of the United Mexican States at the exchange rate effective on the date of payment, at the election of the debtor, free from any tax or other deduction, and must include interest as from the date of such default or other breach of this Agreement, until the date on which the award is paid, with a fair interest rate determined by the arbitrators.

10.6                           Access to Documents.  The non-confidential books and documents of each party to an arbitration procedure, as long as they are related to the issues submitted to arbitration, shall be available for examination of the arbitrators and other parties during such procedure prior to the applicable hearing.

10.7                           Successors, Assignees, etc.  The arbitration agreement referred to in this Section 9(2) shall be mandatory for any successors, assignees and any trustee, liquidator or receiver of each party.

(2)           Translator’s Note:  The original Spanish document refers to “Section 9”; however, the correct reference is Section 10.

11.                               Miscellaneous.

11.1                           Notices.  Any notice to be delivered by one party to the other under this Agreement shall be made in writing and sent to the other party by certified mail, return receipt requested, fax, courier or personal service, and shall be considered as served whenever actually received by the addressee. All such notices shall be sent to the following domiciles of the parties:

To the Strategic Partner:

Aeropuertos Mexicanos del Pacífico, S.A. de C.V.
Blvd. Manuel Avila Camacho No. 88, 9th Floor
Col. Lomas de Chapultepec
11000 Mexico, D.F.

Attention:  Mr. Jaime de la Rosa Montes

To the Federal Government:

Secretaría de Comunicaciones y Transportes
Av. Xola y Universidad
Col. Narvarte
México, D.F.

Attention: General Legal Department

To Nafin:

Insurgentes Sur 1971 Torre 4
Col. Guadalupe Inn, C.P. 01020
México D.F.

Attention:  General Trust Delegate

To the Trustee:

Banco Nacional de Comercio Exterior, S.N.C.
Camino a Santa Teresa No. 1679
Planta Baja, Ala Sur
Col. Jardines del Pedregal
01900 México D.F.

Attention:  Trust Delegate

To the Holding Company:

Grupo Aeroportuario del Pacífico, S.A. de C.V.
Av. 602 No. 161
Col. San Juan de Aragón
15620 México, D.F.

Attention:  General Manager

Any of the parties may change its domicile indicated above by notice given to the other parties, as provided for in this Section.

11.2                           Amendments.  No amendment to this Agreement shall be effective unless agreed upon in writing by each of the parties.

11.3                           Confidentiality.

11.3.1  Each of the parties binds itself, and shall cause its affiliates, members of the board of directors, officers, employees, agents and consultants to bind themselves, to keep in secret and not to disclose or provide to any other person, directly or indirectly, or to use to the prejudice of the Airport Group or any of the parties, any oral, written or other information concerning the Bidding Process, this Agreement, the Participation Agreement or the Transaction Documents, or any transaction contemplated in this Agreement, the Participation Agreement or the Transaction Documents or any other confidential information or information related to the Airport Group including, without limitation, the plans, operations or results and the financial statements (jointly, the “Confidential Information”), except to the extent that the use of such Confidential Information may be necessary to file or obtain any consent or approval required for the performance of the transactions contemplated in this Agreement, the Participation Agreement, or the Transaction Documents, or except to the extent that the provision or use of such Confidential Information is required by law, or necessary in connection with any legal procedure. Nothing contained in this Agreement shall be construed as the granting of a license with respect to such Confidential Information to the receiver thereof.

11.3.2  Notwithstanding the provisions of Section 11.3.1, any party may disclose any information without any restriction and without obligation to keep such information confidential provided that (i) the disclosure of such information must be carried out by provision of any applicable law or under the rules or regulations of any stock exchange or quotation system, (ii) such information becomes generally available to the public, for a reason other than disclosure by such party, or (iii) such information has been generally available on a non-confidential basis prior to disclosure thereof by one party.

11.3.3  Notwithstanding the above, the Federal Government may publicly disclose the execution of this Agreement, the Participation Agreement and the Transaction Documents and provide any information as may be requested by the competent authorities and, as the case may be, the Congress of the Union, and also include such information in the report that it must deliver with respect to the Bidding Process. The Strategic Partner may make public announcements with respect to the execution of this Agreement, with a prior notice to the Ministry in that respect.

11.3.4  No party shall disclose Confidential Information or information owned by such party to any consultant or third party advisor, unless such consultant or third party advisor agrees in writing to be bound by these confidentiality provisions, and each party and its consultants and third party advisors shall be subject to civil penalties and monetary damages if they breach the provisions of this Section 11.3.

11.4                           Headings.  The headings of the sections of this Agreement are only for reference purposes and shall not limit or otherwise affect the meaning of any provision of this Agreement.

11.5                           Severability.  In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance is declared invalid, illegal or unenforceable by any competent authority in any respect or for any reason, the validity, legality and enforceability of any such provisions in any other respect, and of the remaining provisions of this Agreement shall not be limited or affected in any manner whatsoever. Additionally, the parties to this Agreement agree to use their best efforts to replace such invalid, illegal or unenforceable provision with a valid, legal and enforceable provision, which shall seek to fulfill, to the greatest extent possible, the economic, business and sundry purposes of the invalid or unenforceable provision.

11.6                           Successors, Assignees, etc.  Except as otherwise provided for in this Agreement and in the Participation Agreement, the parties shall not transfer or assign the rights and obligations under this Agreement, the Participation Agreement or the Transaction Documents, without prior written consent from the Federal Government and the Holding Company.

11.7                           Applicable Law.  This Agreement shall be governed and performed pursuant to the laws of Mexico for federal matters and of the Federal District for local matters.

11.8                           Counterparts.  This Agreement shall be executed in 6 (six) counterparts, each of which, whenever so executed, shall be considered as an original, but all of which shall constitute one and the same instrument.

11.9                           Integration.  Except as otherwise specifically provided for herein, this Agreement supersedes any prior agreements between the parties in connection with the purpose of this Agreement, and it is the intention of the parties that it be the final expression and the complete and exclusive statement of their agreement with respect to the purpose of this Agreement.

This Agreement is signed at 2:30 P.M. on the date first above written, with the agreement of all the parties thereto, in Mexico City, Federal District.

AEROPUERTOS MEXICANOS DEL PACIFICO, S.A. DE C.V.	NACIONAL FINANCIERA, S.N.C., TRUST DEPARTMENT

By: Jaime de la Rosa Montes	By: Antonio Cárdenas Arroyo
Title: Legal Representative	Title: General Trust Delegate

BANCO NACIONAL DE COMERCIO EXTERIOR, S.N.C., TRUST DEPARTMENT	FEDERAL GOVERNMENT, THROUGH THE MINISTRY OF COMMUNICATIONS AND TRANSPORTATION

By: Carlos Flores Salinas	By: Aarón Dychter Poltolarek
Title: Trust Delegate	Title: Undersecretary of Transportation

GRUPO AEROPORTUARIO DEL PACIFICO, S.A. DE C.V.

By:	Jorge Lanz de la Isla
Title:	Legal Representative

Exhibit 1

BY-LAWS OF THE HOLDING COMPANY
(See Exhibit 3.1 to this Form F-1)

Exhibit 2

GUIDELINES FOR THE MASTER DEVELOPMENT PROGRAM

In addition to the documentation presented in this Exhibit “2”, the eight volumes that constitute the technical offer presented by the shareholders of the Strategic Partner during the Bidding Process, are also an integral part of these guidelines.  A certified copy of said technical offer is in the possession of the Ministry of Communications and Transportation and another is in the possession of the Strategic Partner.

Exhibit 3

ADMINISTRATIVE CHART

Exhibit 4

BUSINESS PLAN